FORM 4

           U.S. SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC 20549

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

          Filed pursuant to Section 16(a) of the Securities
          Exchange Act of 1934, Section 17(a)
          of the Public Utility Holding Company Act of 1935
or
          Section 30(f) of the Investment Company Act of
           1940

               Check this box if no
               longer subject to
               Section 16.  Form 4
               or Form 5 obligations
               may continue.  See
               Instruction 1(b).

1.   Name and Address of Reporting Person

     Donnelly            Patrick          J.B.
     (Last)              (First)        (Middle)

     NS Group, Inc.
     530 West Ninth Street
          (Street)

     Newport             Kentucky       41071
     (City)              (State)        (Zip)

2.   Issuer Name and Ticker or Trading Symbol
     NS Group, Inc.  (NSS)

3.   IRS Identification Number of Reporting Person, if an
     Entity (Voluntary)

4.   Statement for Month/Year
     11/00

5.   If Amendment, Date of Original (Month/Year)

6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

          X    Director
               Officer (give title) Vice President
               10% Owner
               Other (specify)

7. Individual or Joint/Group Filing (Check applicable line)
     X    Form filed by one Reporting Person
          Form filed by more than one Reporting Person

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security (Instr. 3)
     a)   Common Stock
b)   Common Stock

2.   Transaction Date (Month/Day/Year)
     a)   11/1/00
b)   11/1/00

3.   Transaction Code (Instr. 8)

     Code           V
     a)   P
b)   P

4.   Securities Acquired (A) or Disposed of (D)  (Instr. 3,
     4 and 5)

            Amount              (A) or (D)          Price
     a)   1,000 shares               A         $8.85/share
     b)   2,000 shares               A         $8.90/share

5.   Amount of Securities Beneficially Owned at End of Month
     (Instr. 3 and 4)
     16,525 shares

6.   Ownership Form:  Direct (D) or Indirect (I) (Instr. 3
     and 4)
     D

7.   Nature of Indirect Beneficial Ownership (Instr. 4)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1.   Title of Derivative Security (Instr. 3)

2.   Conversion or Exercise of Price of Derivative Security

3.   Transaction Date (Month/Day/Year)

4.   Transaction Code (Instr. 8)

5.   Number of Derivative Securities Acquired (A) or
     Disposed of (D) (Instr. 3,4, and 5)


6.   Date Exercisable and Expiration Date
     (Month/Day/Year)




7.   Title and Amount of Underlying Securities
     (Instr. 3 and 4)

     Title                    Amount or Number of Shares

8.   Price of Derivative Security (Instr. 5)

9.   Number of Derivative Securities Beneficially
     Owned at End of Month (Instr. 4)

10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4)

11.  Nature of Indirect Beneficial Ownership (Instr. 4)



/s/  Patrick J.B. Donnelly              December 7, 2000

Signature of Reporting Person           Date


Explanation of Responses: